Exhibit 99.1

Press Release February 16, 2012

Holly Energy Partners, L.P. Reports Record Fourth Quarter Results

Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported record financial results for the fourth quarter of 2011. For the quarter, distributable cash flow was $32.4 million, up $8.1 million, or 33% compared to the fourth quarter of 2010. Based on these results, HEP announced its 29th consecutive distribution increase on January 25, 2012, raising the quarterly distribution from $0.875 to $0.885, representing a 5% increase over the distribution for the fourth quarter of 2010.

Net income for the fourth quarter was $29.7 million ($0.97 per basic and diluted limited partner unit) compared to $18.5 million ($0.68 per basic and diluted limited partner unit) for the fourth quarter of 2010. This increase in overall earnings is due principally to increased pipeline shipments, revenues attributable to our recent asset acquisitions, annual tariff increases and increased crude gathering volumes. Also contributing to earnings was a settlement with HollyFrontier Corporation (“HFC”) relating to a clarification of the appropriate charges for certain past deliveries into our crude oil gathering system. These factors were partially offset by an increase in operating costs and expenses.

Commenting on the fourth quarter of 2011, Matt Clifton, Chairman of the Board, Chief Executive Officer and President stated, “We are extremely pleased with our financial results, with distributable cash flow reaching another all-time high. EBITDA was $48.7 million, an increase of $13 million, or 36%, over last year’s fourth quarter. For the quarter, we benefited from the operations of our tankage and terminal assets that were acquired in November 2011 and serve HollyFrontier’s El Dorado and Cheyenne refineries. Also contributing to our financial results were overall improved pipeline and terminal throughput volumes as the refineries utilizing our pipeline systems continued to operate at consistent levels throughout the fourth quarter.

“The UNEV Pipeline has been completed, and the pipeline is operational. We are currently evaluating our option to purchase HollyFrontier’s interest in the UNEV Pipeline, which provides us with another growth opportunity. Looking forward, we expect further improvement in earnings and distributable cash flow in 2012 as we fully realize the earnings contributions of our assets serving HollyFrontier’s El Dorado and Cheyenne refineries,” Clifton said.

Fourth Quarter 2011 Revenue Highlights

Revenues for the quarter were $68.3 million, a $19 million increase compared to the fourth quarter of 2010. The revenue increase was due to overall increased pipeline shipments, revenues attributable to our November 2011 asset acquisitions, the effect of annual tariff increases and a crude pipeline revenue settlement. Overall pipeline volumes were up 19% compared to the fourth quarter of 2010.

•

Revenues from our refined product pipelines were $24.1 million, an increase of $2.7 million, on shipments averaging 163.5 thousand barrels per day (“mbpd”) compared to 147.1 mbpd for the fourth quarter of 2010.

•

Revenues from our intermediate pipelines were $6.3 million, an increase of $1 million, on shipments averaging 128.4 mbpd compared to 88.5 mbpd for the fourth quarter of 2010. This includes $0.8 million in revenues attributable to the Tulsa interconnect pipelines and the effects of a $0.1 million decrease in previously deferred revenue realized.

•

Revenues from our crude pipelines were $17 million, an increase of $7 million, on shipments averaging 174.2 mbpd compared to 156 mbpd for the fourth quarter of 2010. This includes $5.5 million in revenues attributable to our crude pipeline settlement with HFC in October 2011.

•

Revenues from terminal, tankage and loading rack fees were $20.9 million, an increase of $8.3 million compared to the fourth quarter of 2010. This includes $7.1 million in revenues attributable to our terminal, tankage and loading racks serving HFC’s El Dorado and Cheyenne refineries. Refined products terminalled in our facilities increased to an average of 300.8 mbpd compared to 223.5 mbpd for the fourth quarter of 2010.

Revenues for the three months ended December 31, 2011 include the recognition of $2.5 million of prior shortfalls billed to shippers in 2010 and 2011, as they did not meet their minimum volume commitments within the contractual make-up period. As of December 31, 2011, deferred revenue in our consolidated balance sheet was $4 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels or when shipping rights expire unused over the contractual make-up period.

Full Year 2011 Revenue Highlights

Revenues for the year were $213.5 million, a $31.5 million increase compared to the same period of 2010. This was due to an overall increase in pipeline shipments, revenues attributable to our November 2011 asset acquisitions, a $4 million increase in previously deferred revenue realized, the effect of annual tariff increases and the HFC crude pipeline revenue settlement. Overall pipeline volumes were up 10% from the same period of 2010.

•

Revenues from our refined product pipelines were $86.2 million, an increase of $9.7 million, on shipments averaging 143.1 mbpd compared to 135 mbpd for the year ended December 31, 2010. This includes a $4.3 million increase in previously deferred revenue realized.

•

Revenues from our intermediate pipelines were $21.9 million, an increase of $1 million, on shipments averaging 93.4 mbpd compared to 84.3 mbpd for the year ended December 31, 2010. This increase includes $0.8 million in revenues attributable to the Tulsa interconnect pipelines and the effects of a $0.3 million decrease in previously deferred revenue realized.

•	Revenues from our crude pipelines were $46.5 million, an increase of $7.5 million, on shipments averaging 161.8 mbpd compared to 144 mbpd for the year ended December 31, 2010.

•

Revenues from terminal, tankage and loading rack fees were $58.9 million, an increase of $13.2 million compared to the year ended December 31, 2010. This includes $7.1 million in revenues attributable to our terminal, tankage and loading racks serving HFC’s El Dorado and Cheyenne refineries. Refined products terminalled in our facilities increased to an average of 238.1 mbpd compared to 218.5 mbpd for the year ended December 31, 2010.

Revenues for the year ended December 31, 2011 include the recognition of $12.4 million of prior shortfalls billed to shippers in 2010 and 2011, as they did not meet their minimum volume commitments within the contractual make-up period.

Cost and Expense Highlights

Operating costs and expenses were $29.4 million and $101.9 million for the three months and year ended December 31, 2011, respectively, representing increases of $6.3 million and $10.6 million over the respective periods of 2010. This increase reflects the inclusion of operating costs for our recently acquired assets serving HFC’s El Dorado and Cheyenne refineries and year-over-year increases in maintenance service and payroll costs. With respect to our November 2011 asset acquisitions, accounting rules related to “transactions between entities under common control” required us to recognize an additional $0.7 million and $2.3 million in operating costs and an additional $0.4 million and $1.4 million in depreciation expense for the three months and year ended December 31, 2011, respectively, that relate to the operation of the assets for the period from July 1, 2011 through November 8, 2011, prior to our November 9, 2011 acquisition date. There are no revenues associated with these pre-acquisition operating expenses.

Interest expense was $9.9 million and $36 million for the three months and year ended December 31, 2011, respectively, representing increases of $1.4 million and $2 million over the respective periods of 2010 due to higher year-over-year debt levels. Additionally for the year ended December 31, 2010, interest expense for the included a charge of $1.1 million due to the partial settlement of an interest rate swap.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=84788.

An audio archive of this webcast will be available using the above noted link through February 29, 2012.

About Holly Energy Partners, L.P.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 100,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 31,000 bpsd refinery in Woods Cross, Utah, a 135,000 bpsd refinery located in El Dorado, Kansas, and a 52,000 bpsd refinery located in Cheyenne, Wyoming. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 42% interest (including the general partner interest) in Holly Energy Partners, L.P.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes

The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2011 and 2010.

	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Change from
	2011(1)	2010	2010
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$13,485	$12,595	$890
Affiliates – intermediate pipelines	6,311	5,325	986
Affiliates – crude pipelines	16,980	10,025	6,955

	36,776	27,945	8,831
Third parties – refined product pipelines	10,628	8,818	1,810

	47,404	36,763	10,641
Terminals, tanks and loading racks:
Affiliates	18,658	10,442	8,216
Third parties	2,262	2,164	98

	20,920	12,606	8,314

Total revenues	68,324	49,369	18,955
Operating costs and expenses:
Operations	18,726	12,760	5,966
Depreciation and amortization	9,059	8,644	415
General and administrative	1,628	1,735	(107)

	29,413	23,139	6,274

Operating income	38,911	26,230	12,681
Equity in earnings of SLC Pipeline	704	798	(94)
Interest income	—	1	(1)
Interest expense, including amortization	(9,858)	(8,491)	(1,367)
Other income	9	15	(6)

	(9,145)	(7,677)	(1,468)

Income before income taxes	29,766	18,553	11,213
State income tax	(65)	(80)	15

Net income	29,701	18,473	11,228
Less general partner interest in net income, including incentive distributions(2)	5,405	3,425	1,980

Limited partners’ interest in net income	$24,296	$15,048	$9,248

Limited partners’ earnings per unit – basic and diluted:(2)	$0.97	$0.68	$0.29

Weighted average limited partners’ units outstanding	25,109	22,079	3,030

EBITDA(3)	$48,683	$35,687	$12,996

Distributable cash flow(4)	$32,371	$24,254	$8,117

	September 30,	September 30,	September 30,
Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	98,528	99,301	(773)
Affiliates – intermediate pipelines	128,437	88,530	39,907
Affiliates – crude pipelines	174,226	156,048	18,178

	401,191	343,879	57,312
Third parties – refined product pipelines	64,986	47,775	17,211

	466,177	391,654	74,523
Terminals and loading racks:
Affiliates	249,365	181,745	67,620
Third parties	51,434	41,772	9,662

	300,799	223,517	77,282

Total for pipelines and terminal assets (bpd)	766,976	615,171	151,805

	September 30,	September 30,	September 30,
	Years Ended December 31,		Change from
	2011(1)	2010	2010
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$47,969	$48,482	$(513)
Affiliates – intermediate pipelines	21,948	20,998	950
Affiliates – crude pipelines	46,480	38,932	7,548

	116,397	108,412	7,985
Third parties – refined product pipelines	38,214	27,954	10,260

	154,611	136,366	18,245
Terminals, tanks and loading racks:
Affiliates	51,229	37,964	13,265
Third parties	7,709	7,767	(58)

	58,938	45,731	13,207

Total revenues	213,549	182,097	31,452
Operating costs and expenses:
Operations	62,202	52,947	9,255
Depreciation and amortization	33,150	30,682	2,468
General and administrative	6,576	7,719	(1,143)

	101,928	91,348	10,580

Operating income	111,621	90,749	20,872
Equity in earnings of SLC Pipeline	2,552	2,393	159
Interest income	—	7	(7)
Interest expense, including amortization	(35,959)	(34,001)	(1,958)
Other income	17	17	—

	(33,390)	(31,584)	(1,806)

Income before income taxes	78,231	59,165	19,066
State income tax	(234)	(296)	62

Net income	77,997	58,869	19,128
Less general partner interest in net income, including incentive distributions(2)	16,769	12,152	4,617

Limited partners’ interest in net income	$61,228	$46,717	$14,511

Limited partners’ earnings per unit – basic and diluted:(2)	$2.68	$2.12	$0.56

Weighted average limited partners’ units outstanding	22,836	22,079	757

EBITDA(3)	$147,340	$123,841	$23,499

Distributable cash flow(4)	$100,295	$91,054	$9,241

Volumes (bpd)

Pipelines:
Affiliates – refined product pipelines	90,782	96,094	(5,312)
Affiliates – intermediate pipelines	93,419	84,277	9,142
Affiliates – crude pipelines	161,789	144,011	17,778

	345,990	324,382	21,608
Third parties – refined product pipelines	52,361	38,910	13,451

	398,351	363,292	35,059
Terminals and loading racks:
Affiliates	193,645	178,903	14,742
Third parties	44,454	39,568	4,886

	238,099	218,471	19,628

Total for pipelines and terminal assets (bpd)	636,450	581,763	54,687

(1)	We are a consolidated variable interest entity and under common control of HFC. With respect to the November 2011 tankage and terminal acquisition from HFC, U.S. generally accepted accounting principles (“GAAP”) requires that our financial statements reflect the historical operations of the assets recognized by HFC, effectively as if the assets were already under our ownership and control beginning July 1, 2011 (HFC’s effective date of acquisition). Accordingly, we recognized an additional $0.7 million and $2.3 million in operating costs and an additional $0.4 million and $1.4 million in depreciation and amortization expense for the three months and year ended December 31, 2011, respectively, that relate to the operation of the assets for the period from July 1, 2011 through November 8, 2011, prior to our November 9, 2011 acquisition date. There are no revenues associated with these pre-acquisition expenses. Additionally, terminal and loading rack volume information does not reflect volumes prior to our acquisition date.

(2)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. For the three months and year ended December 31, 2011, general partner incentive distributions were $4.9 million and $15.5 million, respectively, and were $3.1 million and $11.2 million for the respective periods of 2010. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(3)	Earnings before interest, taxes, depreciation and amortization (“EBITDA“) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(In thousands)

Net income	$29,701	$18,473	$77,997	$58,869

Add (subtract):
Interest expense	9,508	8,223	34,706	30,453
Amortization of discount and deferred debt issuance costs	309	268	1,212	1,008
Increase in interest expense – non-cash charges attributable to interest rate swaps and swap settlement costs	41	—	41	2,540
Interest income	—	(1)	—	(7)
State income tax	65	80	234	296
Depreciation and amortization	9,059	8,644	33,150	30,682

EBITDA	$48,683	$35,687	$147,340	$123,841

(4)	Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of equity in excess cash flows over earnings of SLC Pipeline and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(In thousands)

Net income	$29,701	$18,473	$77,997	$58,869

Add (subtract):
Depreciation and amortization	9,059	8,644	33,150	30,682
Amortization of discount and deferred debt issuance costs	309	268	1,212	1,008
Increase in interest expense – non-cash charges attributable to interest rate swaps and swap settlement costs	41	—	41	2,540
Increase (decrease) in deferred revenue	(2,488)	(1,244)	(6,405)	2,035
Maintenance capital expenditures*	(1,829)	(1,769)	(5,415)	(4,487)
Unbilled crude settlement revenue	(4,588)	—	(4,588)	—
Pre-acquisition operating costs of assets acquired from HFC in November 2011	723	—	2,348	—
Other non-cash adjustments	1,443	(118)	1,955	407

Distributable cash flow	$32,371	$24,254	$100,295	$91,054

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$3,269	$403
Working capital (deficit)	$12,293	$(7,758)
Total assets	$966,956	$643,273
Long-term debt(5)	$605,888	$491,648
Total equity(6)	$329,377	$109,372

(5)	Includes $200 million and $159 million of credit agreement advances at December 31, 2011 and 2010, respectively.

(6)	As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $295 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Bruce R. Shaw, Senior Vice President and

Chief Financial Officer

M. Neale Hickerson, Vice President,

Investor Relations

Holly Energy Partners, L.P.

214/871-3555